EXHIBIT 99.1


                                   NEWS
                                   ----
                                   EQNX


Equinox International Inc.
3300 S. Decatur, #10542, Las Vegas, NV  89102  (267) 295-7814

Contact:  Robert T. Yurckonis
          Chief Executive Officer
          941-780-2362
          E-mail: tyler812@comcast.net

For Immediate Release                  Monday March 1, 2010


       Equinox International to Acquire Innovative Medical Technology

LAS VEGAS, March 1, 2010 (GLOBE NEWSWIRE) - Equinox International
(OTCBB: EQNX) (the "Company") has entered into a binding agreement to acquire certain exclusive technology rights of Biostem US L.L.C., a Florida medical technology company, for a controlling interest in stock of the Company. The transaction has received stockholder approval and will close as soon as all regulatory requirements have been satisfied. Said Tyler Yurckonis, the Company's CEO, "This transaction represents an opportunity for us to create significant value for our shareholders, and we are extremely excited about the prospects for Biostem technology and methods the Company will soon introduce to the medical marketplace."


About the Company

EQNX is a development stage company with non-operating interests in two producing oil and gas wells in Alberta, Canada that has been seeking to raise capital to acquire additional interests in producing and development stage oil and gas exploration wells with exploration potential.


About Biostem US L.L.C.

Founded earlier this year by researcher John Satino and Dr. Michael Markou, of Clearwater, Florida, Biostem US L.L.C. has proprietary technology and methods that represent a new and improved approach to treating hair loss, by utilizing platelets derived from a patient's own stem cells, injected in the scalp, to stimulate hair growth. It is expected that the Biostem technology and methods to be acquired by the Company will be adopted by more than 15 hair loss clinics across the United States in the coming three months.


CONTACT:  Equinox International
          Robert T. Yurckonis, Chief Executive Officer
          941-780-2362
          tyler812@comcast.net

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